Exhibit 4.3

FOURTEENTH SUPPLEMENTAL INDENTURE

Dated as of July 2, 2026

to

INDENTURE

Dated as of March 14, 2014

Between

W. P. Carey Inc., as Issuer

and

U.S. Bank Trust Company, National Association, as Trustee

TABLE OF CONTENTS

i

FOURTEENTH SUPPLEMENTAL INDENTURE

This Fourteenth Supplemental Indenture, dated as of July 2, 2026 (this “Fourteenth Supplemental Indenture”), between W. P. Carey Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of March 14, 2014, by and between the Company and the Trustee (the “Original Indenture” and, together with this Fourteenth Supplemental Indenture, the “Indenture”).

RECITALS

The Company has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount, to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;

The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officer’s Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture;

The parties are entering into this Fourteenth Supplemental Indenture to establish the terms of the Securities created on the date of this Fourteenth Supplemental Indenture; and

The Company has determined to issue and deliver, and the Trustee shall authenticate, a series of Securities designated as the Company’s “5.200% Senior Notes due 2036” (hereinafter called the “Notes”), pursuant to the terms of this Fourteenth Supplemental Indenture and substantially in the form as herein set forth, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and this Fourteenth Supplemental Indenture.

NOW, THEREFORE, THIS FOURTEENTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises stated herein, the parties hereto hereby enter into this Fourteenth Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Notes as follows:

Article One

DEFINITIONS

Section 101 Certain Terms Defined in the Indenture.

For purposes of this Fourteenth Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Original Indenture, as amended and supplemented hereby.

Section 102 Definitions.

For all purposes of this Fourteenth Supplemental Indenture:

“Acquired Debt” means Debt of a Person:

(1)	existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company; or

(2)	assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP).

“Capitalization Rate” means 7.50%.

“Consolidated EBITDA” means the Net Income (Loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period, plus (a) the sum of the following amounts of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges, (iii) interest expense, (iv) income tax expense, (v) extraordinary losses and other non-recurring charges (and other losses on asset sales not otherwise included in extraordinary losses and other non-recurring charges), (vi) non-controlling interests, and (vii) adjustments as a result of the straight lining of rents, less (b) extraordinary gains (including, without limitation, gains on asset sales and gains resulting from the early extinguishment of indebtedness, in each case not otherwise included in extraordinary gains) of the Company and its Subsidiaries on a pro forma basis for such period (determined on a consolidated basis in accordance with GAAP) to the extent included in the determination of such Net Income (Loss).

“Debt” means, any indebtedness of the Company or any Subsidiary, whether or not contingent, in respect of:

(1)	borrowed money or evidenced by bonds, notes, debentures, loan agreements or similar instruments;

(2)	indebtedness secured by any Lien on any property or asset owned by the Company or any Subsidiary, but only to the extent of the lesser of the amount of indebtedness so secured and the fair market value (determined in good faith by the board of directors of the Company or a duly authorized committee thereof) of the property subject to such Lien;

2

(3)	reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(4)	any lease of property by the Company or any Subsidiary as lessee which is required to be reflected on the consolidated balance sheet of the Company as a finance lease in accordance with GAAP,

and also includes, to the extent not otherwise included, any non-contingent obligation of the Company or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person other than the Company or any Subsidiary (it being understood that Debt shall be deemed to be incurred by the Company or any Subsidiary whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof).

“Funded Debt” means any indebtedness for borrowed money that is (i) in the form of, or represented by, bonds, notes, debentures or other debt securities and has an aggregate principal amount outstanding of at least $50 million or (ii) incurred pursuant to a credit agreement or other agreement providing for revolving credit loans, term loans or other debt and has an aggregate principal amount outstanding or committed of at least $50 million; excluding, in each instance, indebtedness of the Operating Partnership owed to the Company, if any.

“GAAP” means generally accepted accounting principles in the United States of America as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination, consistently applied.

“Global Notes” has the meaning set forth in Section 501(1) of this Fourteenth Supplemental Indenture.

“Lease”  means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Project, including all amendments, supplements, modifications and assignments thereof and all side letters or side agreements relating thereto.

“Lien” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Managed REIT” means a REIT managed or advised by the Company or any of its Subsidiaries.

“Management Contract” means a management contract or advisory agreement under which the Company or any of its Subsidiaries provides management and advisory services to a third party, consisting of management of properties or provision of advisory services on property acquisition and dispositions, equity and debt placements and related transactional matters.

3

“Management Revenues” means, for any period, an amount equal to the aggregate sum of revenues for such period earned by the Company and its Subsidiaries on a pro forma basis from providing management and advisory services under Management Contracts (determined on a consolidated basis in accordance with GAAP), including asset management revenue, performance revenue, structuring revenue, advisor’s participation in cash flow (if any), interest income or any revenue earned as stipulated in a Management Contract and booked for financial reporting purposes, and distributions received for such period related to the ownership of equity in managed funds and Managed REITs but excluding revenue related to reimbursed costs; provided, however, that Management Revenues shall exclude any revenues earned under Management Contracts, or distributions received, by the Company and its Subsidiaries on a pro forma basis from a current Subsidiary that has not been a Subsidiary for the entirety of such period.

“Net Income (Loss)” means the aggregate of net income (or loss) of the Company and its Subsidiaries on a pro forma basis for the applicable period (determined on a consolidated basis in accordance with GAAP).

“Operating Partnership” means a limited partnership or limited liability company through which the Company will operate if the Company elects to complete an UPREIT Reorganization.

“Operating Partnership Guarantee” has the meaning set forth in Section 401 of this Fourteenth Supplemental Indenture.

“Par Call Date” has the meaning set forth in Section 503(1) of this Fourteenth Supplemental Indenture.

“Project” means any office, industrial/manufacturing facility, educational facility, retail facility, distribution/warehouse facility, assembly or production facility, hotel, day care center, storage facility, health care/hospital facility, restaurant, radio or TV station, laboratory, theater, broadcasting/communication facility (including any transmission facility), any combination of any of the foregoing, or any land to be developed into any one or more of the foregoing pursuant to a written agreement with respect to such land for a transaction involving a Lease (or franchise agreement, in the case of a hotel), in each case owned, directly or indirectly, by any of the Company or its Subsidiaries.

“Property EBITDA” means, for any period, an amount equal to Consolidated EBITDA plus corporate level general and administrative expenses less Management Revenues.

“Regular Record Date” has the meaning set forth in Section 502(4) of this Fourteenth Supplemental Indenture.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856 et seq. of the Internal Revenue Code of 1986, as amended.

4

“Subsidiary” means (1) any Person (as defined in the Original Indenture but excluding an individual), a majority of the outstanding voting stock, partnership interests, membership interests or other equity interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company and/or by one or more other Subsidiaries of the Company, as the case may be, that is consolidated in the financial statements of the Company in accordance with GAAP and (2) any other Persons that are consolidated with the Company for purposes of GAAP; provided, however, that calculations with respect to a current Subsidiary that has not been a Subsidiary for the entire period covered by such calculation applicable to the Notes shall be calculated on a pro forma basis as if such Subsidiary was a Subsidiary as of the first day of such period. For the purposes of this definition, “voting stock, partnership interests, membership interests or other equity interests” means stock or interests having voting power for the election of directors, trustees or managers (or similar members of the governing body of such Person), as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Total Asset Value” means, as of any date, the sum of, without duplication:

(1)	in respect of Projects owned or ground-leased by the Company or any of its Subsidiaries for at least four fiscal quarters (for clarity, including any period of time during which title to such Project was held by a qualified intermediary pursuant to customary 1031 exchange terms pending a transfer of such Project to the Company or any of its Subsidiaries) (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters), the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

(2)	in respect of Projects owned or ground-leased by the Company or any of its Subsidiaries for less than four fiscal quarters (for clarity, including any period of time during which title to such Project is held by a qualified intermediary pursuant to customary 1031 exchange terms pending a transfer of such Project to the Company or any of its Subsidiaries), the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)	for all other assets of the Company and its Subsidiaries, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP.

“Total Unencumbered Asset Value” means, as of any date, the sum of, without duplication:

(1)	in respect of Projects owned or ground-leased by the Company or any of its Subsidiaries for at least four fiscal quarters (for clarity, including any period of time during which title to such Project was held by a qualified intermediary pursuant to customary 1031 exchange terms pending a transfer of such Project to the Company or any of its Subsidiaries) (whether or not the applicable Subsidiary of the Company has been a Subsidiary of the Company for at least four fiscal quarters) and which are not subject to a Lien, the Property EBITDA (excluding any EBITDA attributable to investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities) for such Projects for the previous four consecutive fiscal quarters divided by the Capitalization Rate;

5

(2)	in respect of Projects owned or ground-leased by the Company or any of its Subsidiaries for less than four fiscal quarters (for clarity, including any period of time during which title to such Project is held by a qualified intermediary pursuant to customary 1031 exchange terms pending a transfer of such Project to the Company or any of its Subsidiaries) and which are not subject to a Lien, the cost (original cost plus capital improvements) of such Projects and related intangibles, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP; and

(3)	for all other assets of the Company and its Subsidiaries not subject to a Lien, excluding accounts receivable and intangible assets, the value as determined in accordance with GAAP,

all determined on a consolidated basis in accordance with GAAP; provided, however, that, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Asset Value.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

6

If on the third Business Day preceding the date of the notice of redemption H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning set forth in the first paragraph of this Fourteenth Supplemental Indenture.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

“UPREIT Reorganization” means a reorganization of the Company into an umbrella partnership real estate investment trust where the Company will operate through the Operating Partnership.

Article Two

AMENDMENT TO THE ORIGINAL INDENTURE

Section 201 Amendment to Section 501 Relating to Events of Default. Section 501(5) of the Original Indenture is amended and restated with respect to the Notes issued on the date hereof, to read as follows:

(5)       a failure by the Company to pay any recourse Indebtedness (for purposes of this Article Two, as defined in Article One of the Original Indenture) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) for money borrowed by the Company in an outstanding principal amount in excess of $50,000,000, or a default under any such Indebtedness resulting in the acceleration prior to the stated maturity of the principal amount of such Indebtedness in excess of $50,000,000, in each case, after the expiration of any applicable grace period, and such Indebtedness is not discharged or such default in payment or acceleration is not cured or rescinded within 60 days after written notice to the Company by the Trustee or to the Company and the Trustee from Holders of at least 25% in aggregate principal amount of Notes then outstanding;

7

Section 202 Notice of Event of Default . Within 30 days after becoming aware of the occurrence of any Event of Default, or any default that with notice or the lapse of time, or both, would be an Event of Default, the Company shall be required to deliver to the Trustee an Officer’s Certificate setting forth the details of such Event of Default or default, as the case may be, its status and the action that the Company is taking or proposes to take, if any, in respect thereof.

Section 203 Amendment to Section 402 Relating to Defeasance and Covenant Defeasance. Section 402(2) of the Original Indenture is amended and restated with respect to the Notes issued on the date hereof, by replacing the reference to “subclauses (i) through (iv)” in the second sentence of the paragraph with “subclauses (i) through (vi)” and by the addition of the following at the end of the second-to-last sentence:

, (v) the obligation to register the transfer or exchange of notes as set forth in Section 305 and (vi) the obligation to replace temporary or mutilated, destroyed, lost or stolen securities as set forth in Section 306.

Article Three

CERTAIN COVENANTS

In addition to the covenants set forth in Sections 1001 through 1003, inclusive, of the Original Indenture, there are established the following covenants for the benefit of Holders of the Notes and to which such Notes shall be subject and to which Sections 402(3) and 1005 of the Original Indenture shall apply:

Section 301 Limitation on Incurrence of Debt. The Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) is greater than 60% of its and its Subsidiaries’ Total Asset Value.

Section 302 Limitation on the Incurrence of Secured Debt. In addition to the limitation set forth in Section 301 above, the Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of its or any of its Subsidiaries’ property or assets if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all of its and its Subsidiaries’ outstanding Debt (determined on a consolidated basis in accordance with GAAP) secured by a Lien on any of its or its Subsidiaries’ property or assets is greater than 40% of its and its Subsidiaries’ Total Asset Value.

8

Section 303 Limitation on the Incurrence of Debt Based on Consolidated EBITDA to Annual Debt Service Charge. In addition to the limitations set forth in Sections 301 and 302 above, the Company shall not, and shall not permit any of its Subsidiaries to, incur any Debt if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the ratio of Consolidated EBITDA to Annual Debt Service Charge (determined on a consolidated basis in accordance with GAAP) for the period consisting of the four consecutive fiscal quarters most recently ended prior to the date on which such Debt is to be incurred (for which consolidated financial statements have been filed with the Commission on Form 10-K or Form 10-Q, as the case may be, or, if such filing is not permitted under the Exchange Act, with the Trustee) shall have been less than 1.5:1, calculated on the following assumptions: (1) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period; (2) the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four consecutive fiscal quarterly period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period); and (3) in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four consecutive fiscal quarterly period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

If the Debt giving rise to the need to make the calculation described above or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate (to the extent such Debt has been hedged to bear interest at a fixed rate, only the portion of such Debt, if any, that has not been so hedged), then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire such four consecutive fiscal quarterly period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period.

Section 304 Maintenance of Unencumbered Asset Value. The Company shall not have at any time Total Unencumbered Asset Value of less than 150% of the aggregate principal amount of all of its and its Subsidiaries’ outstanding Unsecured Debt (determined on a consolidated basis in accordance with GAAP).

Section 305 Reports by the Company. To the extent there exists any Outstanding Notes, if the Company is subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, the Company shall deliver to the Trustee the annual reports, quarterly reports and other documents which the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) or any successor provision, within 15 days after the date that the Company files the same with the Commission. If the Company is not subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, and for so long as there exist any Outstanding Notes, the Company shall deliver to the Trustee the quarterly and annual financial statements and accompanying Item 303 of Regulation S-K (“management’s discussion and analysis of financial condition and results of operations”) disclosure that would be required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q required to be filed with the Commission if the Company was subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision, within 15 days of the filing date that would be applicable to the Company at that time pursuant to applicable Commission rules and regulations.

9

Reports and other documents filed with the Commission via the EDGAR system shall be deemed to be delivered to the Trustee as of the time of such filing via EDGAR for purposes of this Section 305; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants relating to the Notes (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Article Four

POSSIBLE FUTURE OPERATING PARTNERSHIP GUARANTEE

Section 401 Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity’s Funded Debt, then the Company shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes in a timely manner on a senior unsecured basis on terms consistent with the Notes (the “Operating Partnership Guarantee”) and (ii) deliver to the Trustee an Officer’s Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that Holders of the Notes shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Section 402 Ranking. Any Operating Partnership Guarantee shall rank equally and ratably with all other existing and future unsecured and unsubordinated indebtedness of the Operating Partnership, shall (i) rank senior to any subordinated indebtedness of the Operating Partnership that is not secured, (ii) effectively rank junior to any secured indebtedness of the Operating Partnership to the extent of the value of the collateral securing such indebtedness and (iii) be structurally subordinate to all of the indebtedness and other liabilities, whether secured or unsecured, if any, and any preferred equity of the subsidiaries of the Operating Partnership.

Section 403 Waiver of Reimbursement, Indemnity and Subrogation Rights. If and for so long as the Operating Partnership guarantees the Notes, it shall agree in the supplemental indenture that it shall waive and shall not in any manner whatsoever claim or take the benefit or advantage of any right of reimbursement, indemnity or subrogation or any other right as a result of any payment by the Operating Partnership under any Operating Partnership Guarantee until the Notes have been paid in full.

10

Section 404 Release of any Operating Partnership Guarantee. Any Operating Partnership Guarantee shall be automatically released if (i) the Company exercises its option to discharge its obligations with respect to this Fourteenth Supplemental Indenture or the Notes, as applicable, pursuant to Article Four in the Original Indenture, or (ii) the Operating Partnership is no longer obligated on any other Funded Debt.

Section 405 Supplemental Indenture. The supplemental indenture shall provide that the obligations of the Operating Partnership under any Operating Partnership Guarantee shall be limited as necessary to prevent such Operating Partnership Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Article Five

FORM AND TERMS OF THE NOTES

This Article Five applies solely to the Notes and shall not affect the rights under the Original Indenture of the Holders of Securities of any other series.

Section 501 Form and Dating.

The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by two officers of the Company specified in Section 303 of the Original Indenture. The Notes may have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by or pursuant to Original Indenture or this Fourteenth Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently with the Original Indenture, be determined by the officer of the Company executing the Notes as evidenced by the execution of the Notes. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Fourteenth Supplemental Indenture; and the Company and the Trustee, by their execution and delivery of this Fourteenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby; provided, that, to the extent of any inconsistency between the terms and provisions in the Original Indenture, as supplemented by this Fourteenth Supplemental Indenture, and those contained in the Notes, the Notes shall govern.

(1)               Global Notes. The Notes designated herein shall be issued initially in the form of one or more fully-registered permanent global Securities (the “Global Notes” and each, a “Global Note”), which shall be held by the Trustee as custodian for The Depository Trust Company, New York, New York (the “Depositary”), and registered in the name of Cede & Co., the Depositary’s nominee, duly executed by the Company and authenticated by the Trustee. The aggregate principal amount of outstanding Notes represented by a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee as hereinafter provided.

11

Unless and until the Global Notes are exchanged in whole or in part for the individual Notes represented thereby pursuant to Section 305 of the Original Indenture, such Global Notes may not be transferred except as a whole by the Depositary to its nominee or by its nominee to the Depositary or another nominee of the Depositary or by the Depositary or any of its nominees to a successor depositary or any nominee of such successor depositary. Upon the occurrence of the events specified in Section 305 of the Original Indenture in relation thereto, the Company shall execute, and the Trustee shall, upon receipt of a request by the Company for authentication, authenticate and deliver, Notes in physical, certificated form registered in such names and in such principal amounts equal to the outstanding aggregate principal amount of the Global Notes in exchange therefor.

(2)               Book-Entry Provisions. This Section 501(2) shall apply only to the Global Notes deposited with or on behalf of the Depositary.

The Company shall execute and the Trustee shall, in accordance with this Section 501(2), authenticate and deliver the Global Notes that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be held by the Trustee as custodian for the Depositary. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the Security Registrar.

Participants of the Depositary shall have no rights either under the Indenture or with respect to any Global Notes. The Depositary or its nominee, as applicable, shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner and Holder of such Global Note for all purposes under the Indenture. Notwithstanding the foregoing, nothing herein shall prevent the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or its nominee, as applicable, or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in the Global Notes.

(3)               Definitive Notes. Notes issued in physical, certificated form, registered in the name of the beneficial owner thereof, shall be substantially in the form of the Note attached hereto as Exhibit A, but without including the text referred to therein as applying only to Global Notes. Except as provided above in subsection (1), owners of beneficial interests in the Global Notes shall not be entitled to receive physical delivery of certificated Notes.

(4)               Transfer and Exchange of the Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the Original Indenture and the procedures of the Depositary therefor. Beneficial interests in the Global Notes may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the Global Notes.

12

Section 502 Certain Terms of the Notes.

The terms of the Notes are established as set forth in this Fourteenth Supplemental Indenture and as further established in the form of Note attached hereto as Exhibit A. The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Original Indenture as supplemented by this Fourteenth Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Fourteenth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

(1)               Title. The Notes shall constitute a series of Securities having the title “5.200% Senior Notes due 2036.”

(2)               Principal Amount. The Notes shall initially be limited to an aggregate principal amount of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000). The Company may, from time to time, without notice to or the consent of any Holders, create and issue additional debt securities having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the date of the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Indenture and (ii) any additional debt securities must be fungible with the previously outstanding Notes for U.S. federal income tax purposes. Additional debt securities issued in this manner shall be consolidated with, and shall form a single series of debt securities under the Indenture with, the Notes. The Notes and any additional debt securities shall rank equally and ratably in right of payment and shall be treated as a single series of debt securities for all purposes under the Indenture.

(3)               Maturity Date. The Notes shall mature on September 15, 2036 (the “Stated Maturity Date”), unless redeemed prior to such date in accordance with Section 503. The principal of, and premium and interest, if any, on each Note payable at maturity or earlier redemption shall be paid against presentation and surrender of the Note at the Corporate Trust Office of the Trustee, or by electronic means, in U.S. dollars.

(4)               Interest Rate. Interest on the Notes shall accrue at the rate of 5.200% per year from, and including, July 2, 2026 or the most recent interest payment date to which interest has been paid or provided for, as the case may be, and shall be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2027 (each, an “Interest Payment Date”). The interest so payable shall be paid to each Holder in whose name a Note is registered at the close of business on the March 1 or September 1 (whether or not a Business Day) immediately preceding the applicable Interest Payment Date (the “Regular Record Date”). Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

(5)               Sinking Fund Provisions. The Notes shall not be entitled to the benefits of, or be subject to, any sinking fund.

13

Section 503 Redemption.

(1)               Optional Redemption. The Notes shall be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, in each case prior to June 15, 2036 (three months prior to the Stated Maturity Date) (the “Par Call Date”), for cash, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but not including, the Redemption Date, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after the Par Call Date, the Notes shall be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus unpaid interest, if any, accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

(2)               Notice of Redemption. The Company (or, at the Company’s request, the Trustee on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 10 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP and International Securities Identification Number (“ISIN”) numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On or before 10:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, or in the case of notes in book entry form, in accordance with the procedures of the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

14

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption on the Redemption Date.

Article Six

MISCELLANEOUS

Section 601 Relationship with Indenture.

The terms and provisions contained in the Original Indenture shall constitute, and are hereby expressly made, a part of this Fourteenth Supplemental Indenture. However, to the extent any provision of the Original Indenture conflicts with the express provisions of this Fourteenth Supplemental Indenture, the provisions of this Fourteenth Supplemental Indenture shall govern and be controlling.

Section 602 Trust Indenture Act Controls.

If any provision of this Fourteenth Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Fourteenth Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Fourteenth Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Fourteenth Supplemental Indenture as so modified or excluded, as the case may be.

Section 603 Governing Law.

This Fourteenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

Section 604 Multiple Counterparts.

The parties may sign multiple counterparts of this Fourteenth Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Fourteenth Supplemental Indenture.

Section 605 Severability.

Each provision of this Fourteenth Supplemental Indenture shall be considered separable and if for any reason any provision that is not essential to the effectuation of the basic purpose of this Fourteenth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

15

Section 606 Ratification.

The Original Indenture, as supplemented and amended by this Fourteenth Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture and this Fourteenth Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Fourteenth Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Original Indenture, as supplemented by this Fourteenth Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Original Indenture, as supplemented by this Fourteenth Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Fourteenth Supplemental Indenture.

Section 607 Headings.

The Section headings in this Fourteenth Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 608 Effectiveness.

The provisions of this Fourteenth Supplemental Indenture shall become effective as of the date hereof.

Section 609 Electronic Signatures.

The Notes, this Fourteenth Supplemental Indenture and any notice or other communication sent to the Trustee hereunder requiring a signature must be signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing by the Trustee from time to time). The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

[Remainder of Page Intentionally Left Blank]

16

IN WITNESS WHEREOF, the parties hereto have caused this Fourteenth Supplemental Indenture to be duly executed all as of the day and year first above written.

W. P. CAREY INC., as Issuer

By:	/s/ ToniAnn Sanzone
Name: ToniAnn Sanzone
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joshua A. Hahn
Name: Joshua A. Hahn
Title: Vice President

[Signature Page to Fourteenth Supplemental Indenture]

EXHIBIT A

FORM OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR CEDE & CO., AS NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

W. P. CAREY INC.

5.200% Senior Notes due 2036

REGISTERED	PRINCIPAL AMOUNT: $350,000,000
No. R-1

CUSIP: 92936U AP4

ISIN: US92936UAP49

W. P. CAREY INC., a Maryland corporation (the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal amount of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) on September 15, 2036 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (the Stated Maturity Date and the Redemption Date are hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from, and including, July 2, 2026, or from the most recent interest payment date to which interest has been paid or duly provided for, as applicable, semiannually in arrears on March 15 and September 15 of each year, commencing on March 15, 2027 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 5.200% per annum, until said principal amount is paid or duly provided for. Interest on this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the March 1 or September 1, whether or not a Business Day, as defined in the Indenture, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.

A-1

Optional Redemption. The provisions of Article Eleven of the Original Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.

The Notes shall be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, in each case prior to June 15, 2036 (three months prior to the Stated Maturity Date) (the “Par Call Date”), for cash, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but not including, the Redemption Date, plus, in each case, unpaid interest, if any, accrued to, but not including, such Redemption Date.

In addition, at any time on or after the Par Call Date, the Notes shall be redeemable, at the Company’s sole option, in whole at any time or in part from time to time, for cash, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus unpaid interest, if any, on the principal amount of the Notes to be redeemed accrued to, but not including, such Redemption Date. Notwithstanding the foregoing, interest shall be payable to Holders of the Notes on the Regular Record Date applicable to an Interest Payment Date falling on or before such Redemption Date.

The following definitions shall apply with respect to the foregoing:

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs. The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date of the notice of redemption H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

A-2

In order to exercise the Company’s right of optional redemption, the Company (or, at the Company’s request, the Trustee on its behalf) must transmit a notice of redemption to each Holder of Notes to be redeemed at least 10 days but not more than 60 days prior to the Redemption Date. Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP and ISIN numbers of the Notes to be redeemed, the Redemption Date, the Redemption Price, the place or places of payment and that payment shall be made upon presentation and surrender of such Notes. Once notice of redemption is delivered to Holders, the Notes called for redemption shall become due and payable on the Redemption Date at the Redemption Price. On or before 10:00 a.m., New York City time, on the Redemption Date, the Company shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the Redemption Date all the Notes so called for redemption at the Redemption Price.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, or in the case of notes in book entry form, in accordance with the procedures of the Depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Notes or any portion of the Notes called for redemption on the Redemption Date.

Place of Payment. The Company or the Operating Partnership, if an Operating Partnership Guarantee has been issued, as applicable, shall make payment of the principal of, and premium, if any, and interest on, this Note in immediately available funds at the Corporate Trust Office of the Trustee or such other Office or Agency as may be designated by the Company for such purpose in The City of New York, in Dollars.

Time of Payment. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.

General. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of March 14, 2014, between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a Fourteenth Supplemental Indenture thereto, dated as of July 2, 2026 (the “Fourteenth Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “5.200% Senior Notes due 2036” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.

Further Issuance. The Company may, from time to time, without notice to or the consent of any Holders, create and issue additional Securities (“Additional Securities”) having the same terms as the Notes in all respects, except for the issue date, public offering price and, under certain circumstances, the date from which interest begins to accrue and the date of the first payment of interest thereon, provided that (i) such issuance complies with the covenants set forth in the Indenture and (ii) any Additional Securities must be fungible with the previously outstanding Notes for U.S. federal income tax purposes. Additional Securities issued in this manner shall be consolidated with, and shall form a single series of Securities under the Indenture with, the Notes. The Notes and any Additional Securities shall rank equally and ratably in right of payment and shall be treated as a single series of debt securities for all purposes under the Indenture.

A-3

Possible Future Operating Partnership Guarantee. Upon and following consummation of the UPREIT Reorganization, if the Operating Partnership incurs or assumes any recourse Funded Debt, or guarantees or otherwise becomes obligated with respect to any other entity’s Funded Debt, then the Company shall cause the Operating Partnership, within 10 Business Days of such incurrence, assumption, guarantee or other action, to (i) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which the Operating Partnership shall fully, unconditionally and irrevocably guarantee all of the payment and other obligations under the Notes in a timely manner on a senior unsecured basis on terms consistent with the Notes and (ii) deliver to the Trustee an Officer's Certificate and an opinion of counsel to the effect that each of such supplemental indenture and such Operating Partnership Guarantee has been duly authorized, executed and delivered by, and constitutes a valid, legally binding and enforceable obligation of, the Operating Partnership, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws or by general principles of equity. Any such Operating Partnership Guarantee shall provide that Holders of the Notes shall be entitled to proceed directly against the Operating Partnership without exercising their remedies against any other obligor.

Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.

Sinking Fund. The Notes are not subject to, or entitled to the benefits of, any sinking fund.

Satisfaction and Discharge. The Indenture contains provisions where, upon the Company’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to the Notes, subject to the survival of specified provisions of the Indenture.

Legal Defeasance and Covenant Defeasance. The Indenture contains provisions for legal defeasance of certain obligations of the Company and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under this Note and the Indenture and covenant defeasance of certain obligations of the Company and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, under the Indenture.

Modification and Waivers; Obligations of the Company Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Company or the Operating Partnership, as applicable, with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, certain past defaults under the Indenture and their consequences. Any such consent or waiver in respect of the Notes shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

Limitation on Suits. As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of at least 25% in aggregate principal amount of the Outstanding Notes, as well as an offer of indemnity or security reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes. Notwithstanding any other provision of the Indenture, each Holder of a Note shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, and interest on, such Note on the respective due dates therefor and to institute suit for the enforcement therefor, and this right shall not be impaired without the consent of such Holder.

A-4

Authorized Denominations. The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof.

Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of the Notes maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office or Agency in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holders surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee and any agent of the Company, the Operating Partnership if an Operating Partnership Guarantee has been issued or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company or the Operating Partnership if an Operating Partnership Guarantee has been issued, as applicable, the Trustee or any such agent shall be affected by notice to the contrary.

Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.

Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Company has caused “CUSIP” numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the correctness or accuracy of such CUSIP number or the ISIN number printed on the Notes, and reliance may be placed only on the other identification numbers printed hereon.

[Remainder of Page Intentionally Left Blank]

A-5

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by duly authorized signatories.

Dated:

W. P. CAREY INC.

By:
Name:
Title:

W. P. CAREY INC.

By:
Name:
Title:

A-6

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

A-7

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.

Signature Guarantee

A-8